SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 25

         NOTIFICATION OF REMOVAL FROM LISTING AND/OR REGISTRATION UNDER
              SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934


Commission File Number:               1-4184

(Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered): Valpey-Fisher Corporation

                                      American Stock Exchange

(Address, including zip code, and telephone number, including area code, of Issuer's principal executive offices):

                                      75 South Street
                                      Hopkinton, MA 01748
                                      (508) 435-6831

(Description of class of securities): Common Stock, $.05 par value

Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[  ] 17 CFR 240.12d2-2(a)(1)
[  ] 17 CFR 240.12d2-2(a)(2)
[  ] 17 CFR 240.12d2-2(a)(3)
[  ] 17 CFR 240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, (Name of Issuer or Exchange) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

                                           VALPEY-FISHER CORPORATION


         10/27/08                          By:     /s/ Michael J. Kroll
---------------------------                        --------------------
         Date                              Name:   Michael J. Kroll
                                           Title:  Vice President, Treasurer and
                                                   Chief Financial Officer